Exhibit 19
Insider Trading Policy
1.0INTRODUCTION
During the course of your relationship with Vir Biotechnology, Inc. (the “Company”), you may receive material information that is not yet public (“material nonpublic information”) about the Company or about other publicly traded companies with which the Company has business relationships. Material nonpublic information may give you, or someone you pass that information on to, a leg-up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in the Company’s securities by our directors, officers, employees and consultants who are advised that they are subject to this policy (“designated consultants”) and their Related Persons as defined below. The Company’s directors, officers, employees, and designated consultants are responsible for making sure that their Related Persons comply with this policy as described below. While the provisions of this policy are not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading.
2.0STATEMENT OF POLICY
Any person subject to this policy who is aware of material nonpublic information relating to the Company may not, directly or indirectly:
2.1purchase, sell or donate Company’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.2recommend the purchase, sale or donation of any of the Company’s securities;
2.3purchase, sell or donate any securities of another publicly traded company while he or she is aware of material nonpublic information concerning such other company or has material nonpublic information of another publicly traded company which he or she learned in the course of his or her service to the Company or recommend to another person that they do so;
2.4disclose material nonpublic information concerning the Company or another company which he or she learned in the course of his or her service to the Company to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, such as family, friends, business associates, and investors, unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
2.5assist anyone engaged in the above activities.
The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.
The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee,” the person to whom the insider disclosed material nonpublic information, and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of the Company that no person subject to this policy may either (a) recommend to another person that they buy, hold, or sell the Company’s securities at any time or (b) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company).
In addition, it is the policy of the Company that no person subject to this policy who, in the course of working for the Company, learns of material nonpublic information about another publicly traded company, may trade in or donate that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this policy, except as specifically noted above or below.
3.0TRANSACTIONS SUBJECT TO THIS POLICY
This policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of the Company’s common stock in the public market but also any other purchases, sales, donations, transfers, short sales or other acquisitions and dispositions of common or preferred equity, put or call options, warrants, and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities, such as hedging transactions and other inherently speculative transactions.
4.0PERSONS SUBJECT TO THIS POLICY
This policy applies to you and all other directors, officers, employees and designated consultants of the Company and its subsidiaries. This policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents, and any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund). However, this policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established and certified to the Company that it has its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities. The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

5.0MATERIAL NONPUBLIC INFORMATION
It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by relevant enforcement authorities with the benefit of hindsight. If you possess material nonpublic information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated, as described below. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting.
You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the internet, including but not limited to commenting on the Company’s material nonpublic information on LinkedIn, concerning the business activities or operations of the Company (including all topics set forth in (a)-(t) below, regardless of whether such information has become public) or other companies with which the Company does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the individuals designated by the Company’s board of directors as the clearing officers or his or her designee (each, a “Clearing Officer”). The Clearing Officers shall be the Chief Financial Officer and the General Counsel of the Company.
Although by no means an all-inclusive list, information about the following items may be considered to be material nonpublic information until it is publicly disseminated:
(a)financial results or Company forecasts of financial results;
(b)status of platform technology development;
(c)status of product or product candidate development or regulatory approvals;
(d)clinical data relating to products or product candidates;
(e)timelines for pre-clinical studies or clinical trials;
(f)acquisitions or dispositions of assets, divisions or companies;
(g)public or private sales of debt or equity securities;
(h)stock splits, dividends or changes in dividend policy;
(i)the establishment of a repurchase program for the Company’s securities;
(j)gain or loss of a significant licensor, licensee or supplier;
(k)changes or new partner relationships, collaborations or grants;
(l)notice of issuance or denial of patents;
(m)regulatory developments;
(n)management or control changes;
(o)employee layoffs;
(p)a cybersecurity incident and/or a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;

(q)tender offers or proxy fights;
(r)accounting restatements;
(s)litigation or settlements; and
(t)impending bankruptcy.
When information is considered public
The prohibition on trading when you have material nonpublic information lifts after that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two (2) full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday (in each case subject to any pre- clearance requirements set forth in this policy). Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.
6.0STOCK TRADING BY DIRECTORS, OFFICERS, EMPLOYEES AND DESIGNATED CONSULTANTS
Pre-Clearance and Advance Notice of Transactions
Any person subject to this policy is required to notify and receive approval from a Clearing Officer prior to engaging in transactions in the Company’s securities and observe other restrictions designed to minimize the risk of apparent or actual insider trading as set forth in Section 9.0. From time to time, we may also require that certain persons limit their transactions in the Company’s securities to certain trading window periods as described below.
Trading Window Period and Trading Blackout Period
From time to time, the Company may prohibit anyone subject to this policy from buying, selling or donating securities outside of a time period the Company designates as an open trading window (such period when trading is allowed is referred to as a “trading window period” and such period when trading is not allowed is referred to as a “trading blackout period”).

If and when the Company institutes a practice of having a trading window period, except as set forth in this paragraph and in Section VII of this policy, persons advised by the Company that they are subject to such trading window period may buy, sell or donate securities of the Company only during a trading window period. In general, any trading window period will not open until two (2) full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results and will close on the last trading day a set number of weeks before the end of the quarter. This window period may be closed early or may not open if, in the judgment of the Clearing Officer, there exists undisclosed information that would make trades inappropriate. In addition to a trading window period, the Company may close the trading window at any time and for any duration pending public release of material news. It is important to note that the fact that the trading window is closed should itself be considered inside information. Any person subject to this policy who believes that special circumstances require him or her to trade during a trading blackout period should consult with the Clearing Officer. Permission to trade during a trading blackout period will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned. Any person wishing to trade during a trading blackout period must certify that they are not aware of material nonpublic information.
7.0EXCEPTIONS TO THIS POLICY
This policy does not apply in the case of the following transactions, except as specifically noted:
7.1Option Exercises
This policy does not apply to the exercise of options granted under the Company’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to the Company of already-owned stock of the Company. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes, except for sales pursuant to an automatic sale instruction as noted below.
7.2Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company or to the sale of shares in the market by the Company on behalf of an employee pursuant to an automatic sale instruction to satisfy tax withholding obligations arising exclusively from the vesting or exercise of restricted stock units, options, or other equity awards granted under the Company’s equity compensation plans where the person subject to this policy does not otherwise exercise control over the timing of such sales. Any market sale of the stock received upon exercise or vesting of any such equity awards after the satisfaction of such tax withholding obligations; however, remains subject to all provisions of this policy.
7.3ESPP. This policy does not apply to employees’ initial election to participate in the Company’s Employee Stock Purchase Plan (“ESPP”), the purchase of stock by employees under the ESPP on periodic designated dates in accordance with the ESPP (e.g., an “instant sale”) and/or pursuant to standing instructions in a form approved by the Company, or any subsequent changes by employees to their contribution rates under the ESPP. This policy does, however, apply to the subsequent sale of the stock acquired pursuant to the ESPP, and to any subsequent withdrawals and/or suspensions from ESPP.

7.410b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors, and designated consultants may establish a trading plan under which a broker is instructed to buy, sell or donate Company securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases, sales and donations of Company securities pursuant to that Trading Plan are not subject to this policy. To be properly established, a Trading Plan must be (i) established in compliance with the applicable affirmative defense conditions of Rule 10b5-1 of the Exchange Act, including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5- 1(c)(1)(ii)(D)(3), (ii) in writing, and (iii) submitted to the Company for review prior to adoption in accordance with the pre-clearance requirements in this Policy.
7.5Gifts. This policy does not apply to bona fide gifts of Company securities that have been pre-cleared by the Company’s Clearing Officer. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. Pre- clearance must be obtained at least five (5) business days in advance of the proposed gift, and pre-cleared gifts not completed within two (2) business days will require new pre-clearance. The Company may choose to shorten this period.
8.0SPECIAL AND PROHIBITED TRANSACTIONS
8.1Inherently Speculative Transactions. No one subject to this policy may engage in short sales, transactions in put options, call options, or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s stock.
8.2Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a Company employee, director or designated consultant to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee, director or designated consultant of the Company may no longer have the same objectives as the Company’s other stockholders. Therefore, Company employees, directors and designated consultants are prohibited from engaging in any such transactions.
8.3Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, persons subject to this policy are prohibited from holding securities of the Company in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

8.4Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an employee, director or designated consultant of the Company is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this policy nevertheless determines to use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to this policy.
9.0PRE-CLEARANCE AND ADVANCE NOTICE OF TRANSACTIONS
In addition to the requirements listed above, any person subject to this policy may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, donation or other transfer of beneficial ownership, withdrawal or suspension from ESPP, or adoption of a Trading Plan without first obtaining pre-clearance of the transaction from the Clearing Officer. Requests should be submitted at least two (2) business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and assist, as applicable, in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. The Clearing Officers shall have sole discretion to decide whether to clear any contemplated transaction. Pre-cleared transactions not completed within three (3) business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. Notwithstanding receipt of pre-clearance if the person becomes aware of material nonpublic information or becomes subject to a trading blackout period before the transaction is effected, the transaction may not be completed.
Upon completion of any transaction, a director or Section 16 officer must immediately notify the Clearing Officer so that the Company may assist in any Section 16 reporting obligations. Such notification should include the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price and whether the transaction was effected pursuant to a Trading Plan. The ultimate responsibility, and liability, for compliance with such reporting obligations remains with the directors and Section 16 officers.
10.0SHORT-SWING TRADING, CONTROL STOCK AND SECTION 16 REPORTS
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act), must comply with the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and must file all appropriate Section 16(a) reports (Forms 3, 4, and 5), which are described in the Company’s Section 16 Compliance Program, and notices of sale required by Rule 144.

11.0PROHIBITION OF TRADING DURING PENSION FUND BLACKOUT PERIODS
No director or executive officer of the Company may, directly or indirectly, purchase, sell or otherwise transfer any equity security of the Company (other than an exempt security) during any “pension fund blackout period’’ (as defined in Regulation BTR under the Exchange Act) if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, an approved Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. The Company will notify each director and executive officer of any pension fund blackout periods in accordance with the provisions of Regulation BTR. Because Regulation BTR is very complex, no director or executive officer of the Company should engage in any transactions in the Company’s securities, even if believed to be exempt from Regulation BTR, without first consulting with the Company’s Clearing Officer.
12.0DURATION OF INSIDER TRADING LAWS
Insider trading laws continue to apply to your transactions in the Company’s securities or the securities of other public companies even after your relationship with the Company has ended. If you are aware of material nonpublic information when your relationship with the Company ends, you may not trade the Company’s securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material.
13.0INDIVIDUAL RESPONSIBILITY; LIMITATION ON LIABILITY
Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she complies with this policy, and that any Related Persons also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company or any employee or director of the Company pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.
No Clearing Officer or other employee will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted to the Company for review, a request for pre- clearance or a request to allow a pledge. Notwithstanding any review of a Trading Plan or pre-clearance of a transaction, none of the Company, a Clearing Officer or other employee assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such trading plan or transaction.
14.0PENALTIES
Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by the Company, including termination of employment. Anyone who has questions about this policy should contact their own attorney or the Company’s Clearing Officers at equity@vir.bio for clearance on trading or the Company’s General Counsel at vircompliance@vir.bio for compliance issues.

15.0AMENDMENTS
The Company is committed to continuously reviewing and updating its policies and procedures. Any changes to this policy may only be made by the Nominating and Corporate Governance Committee and will be recommended to the Board of Directors for approval and effective upon approval by the Board of Directors. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the General Counsel at vircompliance@vir.bio.

Adopted by the Board of Directors: November 29, 2023
Effective: November 29, 2023